CUSIP No. 73111k 10 8                 13G                      Page 1 of 7 Pages


                                  SCHEDULE 13G

                                 (RULE 13d-102)

           Information to be Included in Statements Filed Pursuant to
               Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                           (Amendment No.___________)

                               POLITICS.COM, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                        COMMON STOCK, PAR VALUE $0.00001
        -----------------------------------------------------------------
                         (Title or Class of Securities)

                                  73111K 10 8
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                JANUARY 19, 2000
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

            / /    Rule 13d-1(b)
            /x/    Rule 13d-1(c)
            / /    Rule 13d-1(d)

CUSIP No. 73111k 10 8                 13G                      Page 2 of 7 Pages


--------------------------------------------------------------------------------

1. Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

     BURT ALIMANSKY

--------------------------------------------------------------------------------

2.   Check The Appropriate Box If A Member Of A Group
                                                                (a) /x/
                                                                (b) / /

--------------------------------------------------------------------------------

3.      SEC USE ONLY

--------------------------------------------------------------------------------

4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With


               -----------------------------------------------------------------

               5.   Sole Voting Power
                    300,000

               -----------------------------------------------------------------

               6.   Shared Voting Power

                    -0-

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    300,000

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    -0-

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     300,000

--------------------------------------------------------------------------------

10. Check Box if the Aggregate Amount In Row (9) Excludes Certain Shares * (SEE Instructions)
                                                                    /x/

--------------------------------------------------------------------------------

11.  Percent Of Class Represented By Amount In Row 9
     3.15%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (SEE Instructions)
     IN

--------------------------------------------------------------------------------

CUSIP No. 73111k 10 8                 13G                      Page 3 of 7 Pages


--------------------------------------------------------------------------------

1. Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

     ARLENE WEST

--------------------------------------------------------------------------------

2.   Check The Appropriate Box If A Member Of A Group
                                                                (a) /x/
                                                                (b) / /

--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization

     UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

               -----------------------------------------------------------------

               5.   Sole Voting Power
                    215,000

               -----------------------------------------------------------------
               6.   Shared Voting Power

                    -0-

               -----------------------------------------------------------------

               7.   Sole Dispositive Power
                    215,000

               -----------------------------------------------------------------

               8.   Shared Dispositive Power
                    -0-

--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     215,000

--------------------------------------------------------------------------------

10. Check Box if the Aggregate Amount In Row (9) Excludes Certain Shares * (SEE Instructions)
                                                                    /x/

--------------------------------------------------------------------------------

11.  Percent Of Class Represented By Amount In Row 9
     2.33%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (SEE Instructions)
     IN

--------------------------------------------------------------------------------

CUSIP No. 73111k 10 8                 13G                      Page 4 of 7 Pages


ITEM 1(a)       Name of Issuer:

                Politics.com, Inc.
--------------------------------------------------------------------------------
ITEM 1(b)       Address of Issuer's Principal Executive Offices:

                2530 S. Rural Road, Tempe, AZ 85282
--------------------------------------------------------------------------------
ITEM 2(a)       Name of Person Filing:

                Burt Alimansky and Arlene West
--------------------------------------------------------------------------------
ITEM 2(b)       Address of Principal Business Office or, if none, Residence:

                605 Madison Avenue, Suite 300, New York, NY 10222
--------------------------------------------------------------------------------
ITEM 2(c)       Citizenship:

                United States of America
--------------------------------------------------------------------------------
ITEM 2(d)       Title of Class of Securities:

                Common Stock, par value $0.00001
--------------------------------------------------------------------------------
ITEM 2(e).      CUSIP Number:

                73111K 10 8
--------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) / /    Broker or dealer registered under Section 15 of the Exchange Act.

(b) / /    Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) / /    Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) / /    Investment company registered under Section 8 of the Investment
    Company Act.

(e) / /    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) / /    An employee benefit plan or endowment fund in accordance with Rule
    13d-1(b)(1)(ii)(F);

(g) / /    A parent holding company or control person in accordance with Rule
    13d-1(b)(1)(ii)(G);

(h) / /    A savings association as defined in Section 3(b) of the Federal
    Deposit Insurance Act;

(i) / /    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 73111k 10 8                 13G                      Page 5 of 7 Pages


ITEM 4.         OWNERSHIP.

                (a)      Amount Beneficially Owned:

                         MR. ALIMANSKY     300,000 SHARES
                         MS. WEST          215,000 SHARES
                         -------------     --------------
                         TOTAL             515,000 SHARES

                         EACH OF MR. ALIMANSKY AND MS. WEST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD BY THE OTHER.

                (b) Percent of Class: 5.40% (REPRESENTS THE COMBINED BENEFICIAL OWNERSHIP OF MR. ALIMANSKY AND MS. WEST).

                (c)      Number of Shares as to which such person has:

                         (i)      Sole power to vote or to direct the vote:

                                  MR. ALIMANKSY             300,000 SHARES
                                  MS. WEST                  215,000 SHARES
                                  -------------             --------------
                                  TOTAL                     515,000 SHARES

                         (ii)     Shared power to vote or to direct the vote:-0-

                         (iii) Sole power to dispose or to direct the disposition of:

                                  MR. ALIMANKSY            300,000 SHARES
                                  MS. WEST                 215,000 SHARES
                                  -------------            ---------------
                                  TOTAL                    515,000 SHARES

                         (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / / See Exhibit A.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

CUSIP No. 73111k 10 8                 13G                      Page 6 of 7 Pages


ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date: February 4, 2000

                                            By:/s/ Burt Alimansky
                                               ---------------------------------
                                               Name:  Burt Alimansky
                                               Title: Director

                                            By:/s/ Arlene West
                                               ---------------------------------
                                                Arlene West

CUSIP No. 73111k 10 8                 13G                      Page 7 of 7 Pages


                                    EXHIBIT 1

                   AGREEMENT PURSUANT TO RULE 13d-1(k)(1)(iii)

         Pursuant to Rule 13d-1(k)(1)(iii), the undersigned Burt Alimansky and Arlene West, do hereby agree that the Schedule 13G to which this Agreement is attached as an exhibit shall be deemed filed on behalf of each of Burt Alimansky and Arlene West.

Dated:  February 4, 2000                 By:/s/ Burt Alimansky
                                            ------------------------------------
                                            Burt Alimansky


Dated:  February 4, 2000                 By:/s/ Arlene West
                                            ------------------------------------
                                            Arlene West